EXHIBIT 4.5

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATED 23/12/2014

RECKITT BENCKISER GROUP PLC

and

INDIVIOR PLC

DEED OF TAX COVENANT

Slaughter and May
One Bunhill Row
London EC1 Y8YY
(MCL/OGW)

TABLE OF CONTENTS

1.	Interpretation	1

2.	RB Tax Covenant	8

3.	Indivior Tax Covenant	10

4.	Mitigation	12

5.	Costs and Expenses	12

6.	Payments and Grossing Up	12

7.	Conduct of Claims relevant for clauses 2 and 3	13

8.	Date for Payment	14

9.	Recovery	14

10.	Overprovisions and reliefs	15

11.	Tax Returns	15

12.	Group Relief	18

13.	Group Payments Arrangements	19

14.	Transfer Pricing	20

15.	Worldwide Debt Cap	21

16.	Interest	23

17.	US Tax Matters Agreement	23

18.	General	23

19.	Notional end of Tax Period	23

20.	Stamp duty sharing agreement	23

i

THIS DEED is made on 23/12/2014

BETWEEN:

(1)                                          Reckitt Benkiser Group plc, a company incorporated in England, with number 06270876 having its registered office at 103-105 Bath Road, Slough, Berkshire SL1 3UH (“RB”); and

(2)                                          Indivior PLC, a company incorporated in England, with number 09237894 having its registered office at 103-105 Bath Road, Slough, Berkshire SL1 3UH (“Indivior”).

NOW THIS DEED WITNESSES as follows:

1.                                               Interpretation

In this Deed:

1.1                                        The following expressions shall have the following meanings:

“Accounts”	means, in relation to any company, its most recently finalised audited accounts as at the date of the Agreement;

“Aggregate Overprovisions”	means, where any provision for Tax in the Accounts of an Indivior Group Company has proved to be an underprovision, the aggregate of each such underprovision;

“Agreement”	means the demerger agreement entered into between RB and Indivior dated 17 November 2014;

“Ancillary Agreements”	has the meaning ascribed to it in the Agreement;

“Business Day”	has the meaning ascribed to it in the Agreement;

“Chargeable Payment”	has the meaning ascribed to it in Section 1088 of the CTA 2010;

“Claim”

means the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, letter, document or action it appears that an Indivior Tax Liability, or a RB Tax Liability, is to be, or will be, imposed on a member of the Indivior Group or, as the case may be, a member of the RB Group;

“Completion”	has the meaning ascribed to it in the Agreement;

“CTA 2009”	means the Corporation Tax Act 2009;

“CTA 2010”	means the Corporation Tax Act 2010;

“Demerger”	has the meaning ascribed to it in the Agreement;

“Demerger Date”	means the date on which Completion occurs;

“Demerging Group”	means RBP Global and its subsidiary undertakings on Completion;

“Event”	means any transaction, event, circumstance, action or omission, including, without limitation, any change in the residence of any person for the purposes of any Tax;

“Group”	means, in relation to RB, the RB Group and, in relation to Indivior, the Indivior Group;

“Group Payment Arrangement”

means any arrangement entered into pursuant to section 36 Finance Act 1998 and/or section 59F Taxes Management Act 1970, or any similar group payment arrangement under which Reckitt Benckiser plc has agreed to discharge the corporation tax liabilities of any of its subsidiary undertakings;

“Group Relief”

means any loss, allowance or other amount eligible for surrender by way of group relief in accordance with the provisions contained in Part 5 CTA 2010, or any corresponding relief outside the United Kingdom;

“HMRC”	means HM Revenue & Customs;

“ICTA”	means the Income and Corporation Taxes Act of 1988;

“Indemnified Company”	has the meaning set out in clause 8;

“Indivior Affiliate”

means Indivior, RBP Global, any subsidiary undertaking of either of them, any holding company of either of them and any subsidiary undertakings of any such holding company in each case from time to time but after Completion;

“Indivior Group”	means Indivior and its subsidiary undertakings immediately after Completion, and the expressions “member of the Indivior Group” and “Indivior Group Company” shall be construed accordingly;

“Indivior Overprovision”	means, if the amount of the Aggregate Overprovisions exceeds the amount of the Aggregate Underprovisions, the amount of that excess;

“Indivior Relief”

means any Relief arising to an Indivior Group Company which arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion;

“Indivior Tax Liability

means:
(A) a liability of any Indivior Group Company to make or suffer an actual payment of Tax; and
(B) he use or set-off of any Indivior Relief in circumstances where, but for such use or set-off, any Indivior Group Company would have had an actual liability to Tax in respect of which Indivior would have been able to make a claim against RB under this Deed (the amount of the Tax liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set-off of the Indivior Relief);

“Non-Pharma Business”

means the business (excluding the Pharma Business) which, prior to Completion, was or will be carried on by RB and its subsidiary undertakings from time to time but before Completion (such that, for the avoidance of doubt, such subsidiary undertakings shall include the Demerging Group) and which, after Completion, will be carried on by one or more RB Affiliate(s);

“Pharma Business”

means the pharmaceuticals business which, prior to Completion, was or will be carried on by RB and its subsidiary undertakings from time to time but before Completion (such that, for the avoidance of doubt, such subsidiary undertakings shall include the Demerging Group) and which, after Completion and as a result of the Demerger, will be carried on by one or more Indivior Affiliate(s);

“RB Affiliate”

means RB, its subsidiary undertakings, any holding company of RB and any subsidiary undertakings of any such holding company in each case from time to time but after Completion (such that, for the avoidance of doubt, RB Affiliate shall not include any member of the Demerging Group);

“RB Group”	means RB and its subsidiary undertakings immediately after Completion and the expressions “member of the RB Group” and “RB Group Company” shall be construed accordingly;

“RB Relief”

means any Relief arising to a RB Group Company which arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion;

RB Tax Liability”

means:

(A)       a liability of any RB Group Company to make or suffer an actual payment of Tax; and

(B)       the use or set-off of any RB Relief in circumstances where, but for such use or set-off, any RB Group Company would have had an actual liability to Tax in respect of which RB would have been able to make a claim against Indivior under this Deed (the amount of the RB Tax Liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set-off of the RB Relief);

“RBF (2010)”	means Reckitt Benckiser Finance (2010) Limited;

“RBP Global”	has the meaning ascribed to it in the Agreement;

“RBP Global Shares:	has the meaning ascribed to it in the Agreement;

“Relief”	means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing Income, Profits or Gains for the purposes of any Tax, and any repayment of Tax;

“Relief Surrender”

means:

(A)       a surrender of any loss, allowance or other amount eligible for surrender by way of Group Relief in accordance with the provisions of Part 5 of CTA 2010;

(B)       a reallocation of a gain or loss in accordance with Section 171A TCGA;

(C)       a surrender of eligible unrelieved foreign tax in accordance with The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (SI 2001/1163); or

(D)       a reallocation of a chargeable realisation gain in accordance with Section 792 CTA 2009;

or, outside the United Kingdom, any surrenders or reallocations corresponding to, or substantially similar to, any of the aforementioned surrenders or reallocations.

“Reorganisation”

means (i) the internal reorganisation undertaken by RB following the strategic review of its pharmaceuticals business in October 2013; and (ii) the internal reorganisation undertaken by RB in preparation for the Demerger, each of which as more fully described in the steps plans in Appendices 1A and 1B respectively (each as amended from time to time);

“subsidiary undertaking”	has the meaning ascribed to it in the Agreement;

“Tax”

means all taxes, levies, duties, imposts and any charges, deductions or withholdings in the nature of tax including taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, use, occupation, franchise, employment, value added and personal property, whether of the United Kingdom or elsewhere (but excluding the United States), together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them, regardless of whether any such taxes, levies, duties, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to a RB Group Company or an Indivior Group Company or any other person and of whether any amount in respect of any of them is recoverable from any other person as mentioned in clause 10;

“Tax Authority”	means any authority responsible for the collection or management of any Tax;

“Tax Period”	means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority;

“TCGA”	means the Taxation of Chargeable Gains Act 1992;

“TIOPA”	means the Taxation (International and Other Provisions) Act 2010;

“Transitional Services Agreement”	has the meaning ascribed to it in the Agreement;

“US Tax Matters Agreement”	has the meaning ascribed to it in the Agreement;

“VAT”

means:

(A)       within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(B)       outside the European Union (but excluding the United States), any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (A) of this definition;

“VATA Group”	means bodies corporate together treated as members of a group tor VAT purposes;

“VAT 1994”	means the Value Added Tax Act 1994; and

1.2                                        References to:

(A)                                        “Income, Profits or Gains” shall include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax; and

(B)                                        Income, Profits or Gains (as defined in clause 1.2(A)) as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax; and

1.3                                        Unless otherwise specified:

(A)                                        references to clauses or Schedules are to clauses or Schedules of this Deed;

(B)                                        a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-written or re-enacted;

(C)                                        references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)                                        references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(E)                                         the expression “body corporate” shall have the meaning given to it in the Companies Act 2006;

(F)                                          references to writing shall include any modes of reproducing words in a legible and non transitory form;

(G)                                        references to times of the day are to London time;

(H)                                       headings to clauses and sub-clauses are for convenience only and do not affect the interpretation of this Deed;

(I)                                            (i)                                             the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)                                           general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(J)                                            the liability of the representative member of a VAT Group to pay any VAT due on supplies by any member of that VAT Group shall be a “primary” liability, but the joint and several liability of each other member of that VAT Group for any VAT due from the representative member shall not be a “primary” liability;

(K)                                        references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used;

(L)                                         the expressions “holding company” and “subsidiary undertaking” shall have the meaning given in the Companies Act 2006; and

1.4                                        for the avoidance of doubt, any reference to an Indivior Tax Liability or RB Tax Liability arising directly as a consequence of the Reorganisation shall not include any Indivior Tax Liability or RB Tax Liability arising in respect of Income, Profits or Gains earned, accrued or received after the relevant “step” of the Reorganisation has been completed such that whilst it would include, for example, a reference to a liability of an Indivior Group Company or RB Group Company to make a payment of Tax on a dividend paid to that Indivior Group Company or RB Group Company as part of the Reorganisation it would not include, for example, a reference to a liability of an Indivior Group Company or RB Group Company to make a payment of Tax on interest accruing on a loan made by that Indivior Group Company or RB Group Company as part of the Reorganisation.

2.                                               RB Tax Covenant

2.1                                        Subject to clauses 2.2 to 2.4,  RB hereby covenants with Indivior to pay to Indivior an amount equal to any Indivior Tax Liability arising directly as a consequence of:

(A)                                        the Reorganisation;

(B)                                        the Demerger (including the making of a Chargeable Payment by a RB Affiliate);

(C)                                        the failure by any RB Group Company (or any other company or companies which either are, or have at any time prior to Completion been, treated as members of the same group as, or otherwise connected with, RB for any Tax purpose, but excluding any member of the Demerging Group) to discharge a liability to Tax for which that RB Group Company (or that other company) is primarily liable;

(D)                                        (without prejudice to (C) above) the failure by any member of the RB Group to discharge in full its obligations as the representative member of a VAT Group (including the obligation of that representative member to pay any VAT due on supplies by any member of that VAT Group);

(E)                                         any Income, Profits or Gains being earned, accrued or received as a result of any Indivior Group Company carrying on, at any time before Completion, any Non-Pharma Business; or

(F)                                          the provisions of Part XVII of Chapter IV of ICTA, Part 9A of TIOPA or similar provisions outside the United Kingdom applying in relation to any RB Group Company, save that RB shall be under no obligation to make a payment under this clause 2.1 to the extent that a payment has been made to the relevant Indivior Group Company so that the Indivior Tax Liability has been made good without cost to such Indivior Group Company.

2.2                                        The covenant contained in clause 2.1 shall not apply to any Indivior Tax Liability to the extent that:

(A)                                        it has been provided for in the Accounts of any Indivior Group Company;

(B)                                        it has been discharged on or before Completion;

(C)                                        in respect of any liability under clause 2.1 (E), the liability is in relation to an adjustment under Part 4 of TIOPA in which case the provisions of clause 14 shall apply in priority to clause 2.1(E):

(D)                                        it would not have arisen but for a voluntary transaction, action or omission carried out, effected or made by any Indivior Group Company at any time after Completion, other than any such transaction, action or omission carried out, effected or made:

(i)                                              in the ordinary course of the business or trade as carried on by an Indivior Group Company immediately prior to Completion;

(ii)                                           at the written request of a RB Group Company; or

(iii)                                        as expressly required or expressly permitted under the Agreement;

(E)                                         it arises in consequence of (i) the making of a Chargeable Payment by an Indivior Affiliate (other than a Chargeable Payment being made with the express written consent of RB) or (ii) any action or omission of any Indivior Group Company on or after Completion which prevents the transfer of the RBP Global Shares to Indivior and the issue of shares by Indivior pursuant to the Agreement from being an exempt distribution for the purposes of section 1075 CTA 2010 save where such action or omission is expressly required or expressly permitted under the Agreement;

(F)                                          it arises in consequence of any changes after Completion of the date to which an Indivior Group Company makes up its accounts or in the bases, methods or policies of accounting of any Indivior Group Company;

(G)                                        it has been made good without cost to any Indivior Group Company;

(H)                                       any Relief (other than an Indivior Relief and any Relief taken into account in clause 10 (in relation to a payment under this clause 2)) is available to relieve or mitigate such Indivior Tax Liability;

(I)                                            it arises as a consequence of any failure by either Indivior at any time or any other Indivior Group Company after Completion to comply with any of its obligations under this Deed or the Agreement or any of the other Ancillary Agreements;

(J)                                            any Indivior Group Company has otherwise made recovery in respect of that Indivior Tax Liability under this Deed or by means of a claim under any provision of the Agreement or any of the Ancillary Agreements; or

(K)                                        it is a liability to stamp duty or stamp duty reserve tax arising on the transfer (or any agreement or instrument therefor) of the RBP Global Shares to Indivior or the issue of shares by Indivior in consideration therefor pursuant to the Demerger.

2.3                                        No claim may be brought under clause 2.1 against RB unless Indivior shall have given to RB written notice of such claim specifying (in detail that is reasonable in the circumstances) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof on or before the date falling three months after the expiry of the period specified by statue during which an assessment of the relevant Tax liability may be issued by the relevant Tax Authority or, if there is no such period, the date falling six years and thirty days after the end of the accounting period of the relevant Indivior Group Company in which Completion occurs.

2.4                                        RB shall not be liable in respect of any individual claim under clause 2.1 for less than £[***].

3.                                               Indivior Tax Covenant

3.1                                        Subject to clauses 3.2 to 3.5, Indivior hereby covenants with RB to pay to RB an amount equal to any RB Tax Liability arising directly as a consequence of:

(A)                                        the making of a Chargeable Payment by any Indivior Affiliate;

(B)                                        any action of an Indivior Group Company on or after Completion which prevents the transfer of the RBP Global Shares to Indivior and the issue of shares by Indivior pursuant to the Agreement from being an exempt distribution for the purposes of section 1 075 CTA 2010;

(C)                                        the failure by any Indivior Group Company to discharge a liability to Tax for which that Indivior Group Company is primarily liable;

(D)                                        (without prejudice to ((C)) above) the failure by any member  of the Indivior Group to discharge in full its obligations as the representative member of a VAT Group (including the obligation of that representative member to pay any VAT due on supplies by any member of that VAT Group);

(E)                                         any Income, Profits or Gains being earned, accrued or received as a result of any RB Group Company carrying on, at any time before Completion, any Pharma Business, unless such Income, Profits or Gains were earned, accrued or received directly as a consequence of the Reorganisation or the Demerger; or

(F)                                          the provisions of Part XVII of Chapter IV of ICTA, Part 9A of TIOPA or similar provisions outside the United Kingdom applying in relation to any Indivior Group Company, save that Indivior  shall be under no obligation to make a payment under this clause 3.1 to the extent that a payment has been made to the relevant RB Group Company so that the RB Tax Liability has been made good without cost to such RB Group Company.

3.2                                        The covenant contained in clause 3.1 shall not apply to any RB Tax Liability to the extent that:

(A)                                        it has been provided for in the Accounts of any RB Group Company;

(B)                                        it has been discharged on or before Completion;

(C)                                        in respect of any liability under clause 3.1(E), the liability is in relation to an adjustment under Part 4 of TIOPA in which case the provisions of clause 14 shall apply in priority to clause 3.1(E);

(D)                                        it would not have arisen but for a voluntary transaction, action or omission carried out, effected or made by any RB Group Company at any time after Completion, other than any such transaction, action or omission carried out, effected or made:

(i)                                              in the ordinary course of the business or trade as carried on by a RB Group Company immediately prior to Completion;

(ii)                                           at the written request of any Indivior Group Company; or

(iii)                                        as expressly required or expressly permitted under the Agreement;

(E)                                         it arises in consequence of any changes after Completion of the date to which a RB Group Company makes up its accounts or in the bases, methods or policies of accounting of any RB Group Company;

(F)                                          it has been made good without cost to any RB Group Company;

(G)                                        any Relief (other than a RB Relief and any Relief taken into account in clause 10 (in relation to a payment under this clause 3)) is available to relieve or mitigate such RB Tax Liability;

(H)                                       it arises as a consequence of any failure by any RB Group Company to comply with any of its obligations under this Deed or the Agreement or any of the Ancillary Agreements; or

(I)                                            any RB Group Company has otherwise made recovery in respect of that RB Tax Liability under this Deed or by means of a claim under any provision of the Agreement or any of the other Ancillary Agreements.

3.3                                        No claim may be brought under clause 3.1(E) in respect of an RB Tax Liability which is:

(A)                                        a liability of Reckitt Benckiser (Australia) Ply Limited to make or suffer a payment of Australian tax in respect of Income, Profits or Gains earned, accrued or received on or after 1 January, 2014 and on or before 30 June, 2014;

(B)                                        a liability of Reckitt Benckiser Healthcare (Italia) SpA to make or suffer a payment of Italian tax in respect of Income, Profits or Gains earned, accrued or received on or after 1 January, 2014 and on or before 30 June, 2014; or

(C)                                        a liability of Reckitt Benckiser Holding GmbH & Co KG to make or suffer a payment of German tax in respect of Income, Profits or Gains earned, accrued or received on or after 1 January, 2014 and on or before 30 June, 2014, except, in each case, to the extent such Income, Profits or Gains exceed the amount of such Income, Profits or Gains taken into account in completing and filing the relevant Tax return for the relevant Tax Period (but not in subsequently amending any such returns in consequence of any Claim) and provided that such Tax returns have been prepared on a basis which is consistent with the prior practice of the relevant taxpayer;

3.4                                        No claim may be brought under clause 3.1 against Indivior unless RB shall have given to Indivior written notice of such claim specifying (in detail that is reasonable in the circumstances) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof on or before the date falling three months after the expiry of the period specified by statue during which an assessment of the relevant Tax liability may be issued by the relevant Tax Authority or, if there is no such period, the date falling six years and thirty days after the end of the accounting period of the relevant RB Group Company in which Completion occurs.

3.5                                        Indivior shall not be liable in respect of any individual claim under clause 3.1 for less than £[***].

4.                                               Mitigation

4.1                                        Indivior shall, at the direction in writing of RB, take, or procure that any other Indivior Group Company shall take, all such steps as RB may require to allow RB to reduce or eliminate any Indivior Tax Liability referred to in clause 2.1 by:

(A)                                        making, or procuring that any other RB Group Company makes, a Relief Surrender; or

(B)                                        otherwise surrendering or transferring, or procuring that any other RB Group Company surrenders or transfers, so far as lawfully possible, any Relief to any Indivior Group Company, in each case for no consideration.

4.2                                        RB shall, at the direction in writing of Indivior, take, or procure that any RB Group Company shall take, all such steps as Indivior may require to allow Indivior to reduce or eliminate any RB Tax Liability referred to in clause 3.1 by:

(A)                                        making, or procuring that any Indivior Group Company makes, a Relief Surrender; or

(B)                                        otherwise surrendering or transferring, or procuring that any other Indivior Group Company surrenders or transfers, so far as lawfully possible, any Relief to any RB Group Company, in each case for no consideration.

5.                                               Costs and Expenses

5.1                                        RB hereby covenants to pay to Indivior an amount equal to any reasonable costs or expenses properly incurred or payable by an Indivior Group Company in connection with or in consequence of any Indivior Tax Liability referred to in clause 2 or in successfully taking any action under clause 2.

5.2                                        Indivior hereby covenants to pay to RB an amount equal to any reasonable costs or expenses properly incurred or payable by a RB Group Company in connection with or in consequence of any RB Tax Liability referred to in clause 3 or in successfully in taking any action under clause 3.

6.                                               Payments and Grossing Up

6.1                                        All payments made under clauses 2 and 3 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

6.2                                        If the payer is required by law to make any deduction or withholding from any payment referred to in clause 6.1, it shall do so and any sum due from the payer in respect of such payment (except to the extent that the sum constitutes interest) shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding and taking into account any Relief that it is reasonable to expect that the recipient will receive and use in respect of the increased payment made by the payer pursuant to this clause 6.2, the recipient receives an amount equal to the amount it would have been entitled to receive had no deduction or withholding been required to be made.

6.3                                        If any payment under clauses 2 or 3 is subject to a liability to Tax within the United Kingdom in the hands of the recipient, the payer shall be obliged to pay such additional amount as (after taking into account any liability to Tax arising in the hands of the recipient in respect of such amount) will ensure that the recipient receives an amount equal to the amount it would have received had the payment not given rise to a liability to Tax in the hands of the recipient.

7.                                               Conduct of Claims relevant for clauses 2 and 3

7.1                                        Indivior shall procure that, if an Indivior Group Company becomes aware of any Claim relating to its Tax affairs which is relevant for the purposes of clause 2 or of circumstances likely to give rise to such a Claim, the relevant Indivior Group Company shall as soon as reasonably practicable give written notice thereof to RB.

7.2                                        If RB shall indemnify the relevant Indivior Group Company to its reasonable satisfaction against any losses, fines, penalties, interest, charges, costs and expenses arising therefrom, Indivior shall procure that the relevant Indivior Group Company shall take such action as RB may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Claim and RB shall have the right to nominate professional advisers for this purpose provided always that:

(A)                                        the relevant Indivior Group Company shall be kept fully informed of all matters pertaining thereto and shall be entitled to see copies of all correspondence pertaining thereto;

(B)                                        the appointment of solicitors or other professional advisers shall be subject to the approval of the relevant Indivior Group Company (such approval not to be unreasonably withheld or delayed);

(C)                                        all  written communications (including  any emails) pertaining to the dispute which are to be transmitted to the relevant Tax Authority shall first be submitted promptly to the relevant Indivior Group Company for approval and shall only be finally transmitted if such approval is given (such approval not to be unreasonably withheld or delayed); and

(D)                                        a representative from Indivior or its nominated advisor shall be given the opportunity to attend any meeting or call with any Tax Authority pertaining to the dispute and shall be fully briefed in relation to the purposes of the meeting or call in sufficient time prior to the meeting or call to enable the representative or advisor to prepare for the meeting or call.

7.3                                        This clause 7 shall apply, mutatis mutandis (with any necessary consequential changes), to the parties in relation to any Claim relating to RB’s Tax affairs which is relevant for the purposes of clause 3 or of circumstances likely to give rise to such a Claim.

8.                                               Date for Payment

Where either party becomes liable to make any payment pursuant to clauses 2 or 3 the due date for the making of that payment shall be:

(A)                                        in a case which involves an actual payment of Tax, the later of (i) the date falling 3 Business Days prior to the last date on which the member of the relevant Group whose Tax Liability has given rise to the relevant payment pursuant to clauses 2 or 3 of this Deed (the “Indemnified Company”) would have had to have paid the Tax that has given rise to the liability under this Deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that liability and (ii) the date falling 10 Business Days after the party which is liable to make the payment under this Deed has been notified of its liability by the other party;

(B)                                        in a case which involves the setting off of a right to repayment of Tax or the utilisation of Relief, the later of (i) the date falling 3 Business Days prior to the last date on which the Indemnified Company would have had to have paid the Tax against which the repayment that has given rise to the liability under this Deed has been set off or which would have been paid but for the utilisation of the Relief (as the case may be) in order to avoid incurring a liability to interest or a charge or penalty in respect of that liability and (ii) the date falling 10 Business Days after the party which is liable to make the payment under this Deed has been notified of its liability by the other party; and

(C)                                        in a case which involves a payment pursuant to clause 5, the date falling 10 Business Days after the party which is liable to make the payment under the relevant clause has been notified of its liability by the Indemnified Company.

9.                                               Recovery

9.1                                        Where a RB Group Company is entitled to recover from any other person (other than an Indivior Group Company, but including a Tax Authority) any sum in respect of any matter to which clause 3 relates, RB shall procure that the relevant RB Group Company shall (if requested by and subject to Indivior’s indemnifying and securing the relevant RB Group Company to its reasonable satisfaction against all reasonable costs or expenses which may thereby be incurred) take such action as Indivior shall reasonably request to enforce such recovery against the person in question and RB shall procure that the relevant RB Group Company shall account to Indivior for any sums so recovered (including any interest paid by such a person) up to an amount not exceeding the amount paid by Indivior under clause 3 in respect of the relevant matter.

9.2                                        This clause 9 shall apply, mutatis mutandis (with any necessary consequential changes), to the parties in relation to an entitlement of Indivior to recover from any person (other than a RB

Group Company, but including a Tax Authority) a sum in respect of any matter to which clause 2 relates.

10.                                        Overprovisions and reliefs

10.1                                 If the auditors for the time being of any Indivior Group Company shall certify (at the request and expense of RB) that there is an Indivior Overprovision, then the amount of the Indivior Overprovision shall be dealt with in accordance with clause 10.3.

10.2                                 Where RB has made a payment to Indivior under clause 2, or such a payment has become due, in respect of an Indivior Tax Liability and such Indivior Tax Liability gives, or the circumstances giving rise thereto give, rise to a Relief or actual saving of Tax for an Indivior Group Company which otherwise would not have arisen, Indivior shall procure that the amount of the Relief or saving less any Tax thereon shall be dealt with in accordance with clause 10.3.

10.3                                 Where it is provided under clause 10.1 or clause 10.2 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this clause 10.3:

(A)                                        the Relevant Amount shall first be set off against any payment then due from RB under this Deed;

(B)                                        to the extent there is an excess, a refund shall be made to RB of any previous payment or payments made by RB under this Deed and not previously refunded under this clause 10.3(B) up to the amount of such excess; and

(C)                                        to the extent that the excess referred to in clause 10.3(B) is not exhausted under that clause, then the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from RB under this Deed.

10.4                                 The provisions of clauses 10.2 to 10.3 above shall apply, mutatis mutandis (with any necessary consequential changes), to the parties in relation to any RB Tax Liability which has resulted in a payment having been made or becoming due from Indivior under clause 3.

11.                                        Tax Returns

RB Tax Returns

11.1                                 RB shall prepare the Tax returns of the members of the RB Group for all Tax Periods and shall prepare the Tax returns of the members of the Indivior Group for all Tax Periods ended on or before Completion, in each case, to the extent that the same shall not have been submitted before Completion.

11.2                                 RB shall submit each such Tax return referred to in clause 11.1 (except for any such Tax return that relates to a Tax Period for which the last date on which such return may be filed with the applicable Tax Authority without incurring interest and penalties is within 10 days of Completion) which relates to a matter for which Indivior may be liable under clause 3 and any other corporation tax return of an Indivior Group Company for the accounting period current at Completion in draft form to Indivior at least 60 days before the last date on which such return may be filed with the applicable Tax Authority without incurring interest and penalties and Indivior shall be given an opportunity to make comments thereon.  RB shall procure that:

(A)                                        all reasonable comments of Indivior which relate to a matter for which Indivior may be liable under clause 3 that are received 5 Business Days before the last date on which such return may be filed with the applicable Tax Authority without incurring interest and penalties are properly reflected in the relevant Tax return; and

(B)                                        the relevant Tax return, with such comments reflected, is signed and submitted to the appropriate Tax Authority on a timely basis,

PROVIDED THAT RB shall not be obliged to procure that a RB Group Company takes any such action as is mentioned in this clause 11.2 in relation to any Tax return that is not, to the best of that member’s knowledge, correct and complete.

Indivior Tax Returns

11.3                                 Subject to clause 11.4, Indivior shall prepare the Tax returns of the members of the Indivior Group for all Tax Periods (other than the Tax returns referred to in clause 11.1) to the extent that the same shall not have been submitted before Completion.

11.4                                 If a Tax return of an Indivior Group Company referred to in clause 11.3 relates to a Tax Period for which the last date on which such return may be filed with the applicable Tax Authority without incurring interest and penalties is within 10 days of Completion then RB shall prepare such returns. Indivior shall procure that any such Tax return, and any Tax return referred to in clause 11.1 (if relevant) is signed and submitted to the appropriate Tax Authority on a timely basis without amendment PROVIDED THAT Indivior shall not be obliged to procure that an Indivior Group Company takes any such action as is mentioned in this clause 11.4 in relation to any Tax return that is not, to the best of that member’s knowledge, correct and complete.

11.5                                 Indivior shall submit each such Tax return referred to in clause 11.3 which relates to a matter for which RB may be liable under clause 2 and any other corporation tax return of an Indivior Group Company for the accounting period current at Completion (other than any Tax returns referred to in clause 11.1) in draft form to RB at least 60 days before the last date on which such return may be filed with the applicable Tax Authority without incurring interest and penalties and RB shall be given an opportunity to make comments thereon.  Indivior shall procure that:

(A)                                        all reasonable comments of RB which relate to a matter for which RB may be liable under clause 2 that are received 5 Business Days before the last date on which such return may be filed with the applicable Tax Authority without incurring interest and penalties are properly reflected in the relevant Tax return; and

(B)                                        the relevant Tax return, with such comments reflected, is signed and submitted to the appropriate Tax Authority on a timely basis,

PROVIDED THAT Indivior shall not be obliged to procure that an Indivior Group Company takes any such action as is mentioned in this clause 11.5 in relation to any Tax return that is not, to the best of that member’s knowledge, correct and complete.

General

11.6                                 RB shall procure that the members of the RB Group shall afford such access to their books, accounts and records as is necessary and reasonable to enable Indivior to exercise its rights and obligations under this clause 11 and clause 15.

11.7                                 Indivior shall procure that the members of the Indivior Group shall afford such access to their books, accounts and records as is necessary and reasonable to enable RB to exercise its rights and obligations under this clause 11 and clause 15.

11.8                                 Nothing done by or at the request of Indivior pursuant to this clause 11 shall in any respect restrict or reduce any rights RB may have to make a claim against Indivior under this Deed in respect of any such RB Tax Liability as is mentioned in clause 3.

11.9                                 Nothing done by or at the request of RB pursuant to this clause 11 shall in any respect restrict or reduce any rights Indivior may have to make a claim against RB under this Deed in respect of any such Indivior Tax Liability as is mentioned in clause 2.

11.10                          RB shall, in addition to complying with its obligations pursuant to clause 11.6, at the request of Indivior, co-operate with Indivior in the preparation of Tax returns in respect of any Tax Period beginning on or before Completion except to the extent that such co operation might prejudice the interests of a RB Group Company or would otherwise be onerous or unreasonable.

11.11                          Indivior shall, in addition to complying with its obligations pursuant to clause 11.7, at the request of RB, co-operate with RB in the preparation of Tax returns in respect of any Tax Period beginning on or before Completion except to the extent that such co-operation might prejudice the interests of an Indivior Group Company or would otherwise be onerous or unreasonable.

11.12                          RB shall, at the request of Indivior, co-operate with Indivior in connection with the determination of any liability to Tax or other matter relating to an Indivior Group Company which is disputed by any Tax Authority where the liability to Tax or other matter relates to a period before Completion or to assets which were owned by a member of the Demerging Group at Completion except to the extent that such co operation might prejudice the interests of a RB Group Company or would otherwise be onerous or unreasonable.

11.13                          Indivior shall, at the request of RB, co-operate with RB in connection with the determination of any liability to Tax or other matter relating to a RB Group Company which is disputed by any Tax Authority where the liability to Tax or other matter relates to a period before Completion or to assets which were owned by a RB Group Company at Completion except to the extent that such co-operation might prejudice the interests of an Indivior Group Company or would otherwise be onerous or unreasonable.

11.14                          RB shall procure that (except where requested in writing by Indivior) after Completion no RB Group Company:-

(A)                                        amends, withdraws or disclaims any election or claim made before Completion; or

(B)                                        disclaims any allowance or Relief claimed before Completion.

11.15                          Indivior shall procure that (except where requested in writing by RB) after Completion no Indivior Group Company:-

(A)                                        amends, withdraws or disclaims any election or claim made before Completion; or

(B)                                        disclaims any allowance or Relief claimed before Completion.

11.16                          The provisions of clauses 7, 12. 14 and 15 shall take priority over this clause 11.

11.17                          This clause 11 shall operate without prejudice to any rights and/or obligations that Indivior or RB have under the Transitional Services Agreement.

12.                                        Group Relief

12.1                                 Subject to clause 12.2 of this Agreement, Indivior shall procure that each Indivior Group Company shall make such surrenders of Group Relief in respect of any accounting period beginning on or before Completion to the RB Group Companies as RB may in its sole discretion direct in writing.

12.2                                 Indivior shall be under no obligation to procure that the Indivior Group Companies make any surrender of Group Relief to the extent that such surrender cannot lawfully be made.

12.3                                 Indivior shall procure that the Indivior Group Companies use all reasonable endeavours to procure that full effect is given to the surrenders to be made under this clause 12 and that such surrenders are allowed in full by HMRC and (without prejudice to the generality of the foregoing) will sign and submit to HMRC all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all such other documents and returns as may be necessary to secure that full effect is given to this clause 12.

12.4                                 RB shall procure that the RB Group Companies use all reasonable endeavours to procure that full effect is given to the surrenders to be made under this clause 12 and that such surrenders are allowed in full by HMRC and (without prejudice to the generality of the foregoing) will sign and submit to HMRC all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all such other documents and returns as may be necessary to secure that full effect is given to this clause 12.

12.5                                 Subject to clause 12.8 below, in consideration for each surrender made pursuant to this clause 12, RB shall procure that the RB Group Company which is the recipient of the relevant surrender shall pay to the Indivior Group Company which is the surrendering company an amount equal to the product of the mainstream United Kingdom corporation tax rate for the accounting period in which the loss, allowance or other amount available for surrender arises (or, if more than one such rate applies to that period, the average rate for the period), expressed as a decimal, and the amount of the Relief surrendered.

12.6                                 If the amount of the relevant surrender is subsequently adjusted then:

(A)                                        in cases where the amount of Relief surrendered is increased, the relevant RB Group Company shall pay to the relevant Indivior Group Company an amount equal to the product of the mainstream United Kingdom corporation tax rate for the accounting period in which the loss, allowance or other amount available for surrender arises (or, if more than one such rate applies to that period, the average rate for the period), expressed as a decimal, and the amount by which the Relief surrendered has been increased; and

(B)                                        in cases where the amount of the Relief surrendered is decreased, the relevant Indivior Group Company shall refund to the relevant RB Group Company an amount equal to the product of the mainstream United Kingdom corporation tax rate for the accounting period in which the loss, allowance or other amount available for surrender arises (or, if more than one such rate applies to that period, the average rate for the period), expressed as a decimal, and the amount by which the Relief surrendered has been decreased.

12.7                                 Any sum payable under this clause 12 shall become due and payable within 15 Business Days of demand, which demand shall not be given prior to the date on which the relevant surrender or adjustment is made (except in the case of a refund pursuant to clause 12.6 which shall be made promptly on the surrender’s being adjusted).

12.8                                 If the recipient of a surrender of Group Relief to be made pursuant to this clause 12 is RBF (2010) then no amount shall be payable by RBF (2010) or any other RB Group Company to the surrendering company in consideration for such surrender.

12.9                                 This clause 12 shall apply, mutatis mutandis (with any necessary consequential changes but excluding clause 12.8 and any references to such clause), to the parties in relation to any surrenders of Group Relief that Indivior may in its sole discretion direct in writing that the RB Group Companies should make.

13.                                        Group Payments Arrangements

13.1                                 Indivior shall procure that any Indivior Group Company which is, or has at any time been, a member of the Group Payment Arrangement contributes to Reckitt Benckiser plc, within two Business Days after written demand is made therefor (or, if later, five Business Days before the amount becomes due and payable to HMRC), an amount equal to any instalment of corporation tax which is to be or has been discharged by Reckitt Benckiser plc on behalf of the Indivior Group Company in question pursuant to the Group Payment Arrangement (as certified by Reckitt Benckiser plc) provided that no such contribution shall be made to the extent that:

(A)                                        such contribution was made prior to or on Completion; or

(B)                                        Indivior would otherwise have been able to make a claim against RB under this Deed in respect of that Tax or that payment (and no such claim shall be made to the extent that such Tax or such payment is borne and discharged by Reckitt Benckiser plc).

13.2                                 Pursuant to clause 13.1, RB shall:

(A)                                        procure that Reckitt Benckiser plc shall pay to HMRC promptly following receipt thereof (of, if later, when the relevant amount is or would be due and payable to HMRC without incurring a liability to interest or penalties) an amount equal to any amount contributed to Reckitt Benckiser plc by any Indivior Group Company pursuant to the Group Payment Arrangement in respect of any instalment of corporation tax (“GPA Contributed Amount”);

(B)                                        procure that Reckitt Benckiser plc shall (subject to clause 13.2(C) below) apportion to the relevant Indivior Group Company each GPA Contributed Amount, such apportionment to be final and to be made by reference to the instalment or instalments of corporation tax in respect of which the GPA Contributed Amount was paid; and

(C)                                        promptly pay, or procure that there is promptly paid, to the relevant Indivior Group Company an amount equal to:

(i)                                              any excess of any amount contributed to Reckitt Benckiser plc pursuant to the Group Payment Arrangement by the relevant Indivior Group Company in respect of any instalment of corporation tax over the mount finally apportioned to the relevant Indivior Group Company in respect of that instalment or payment; and

(ii)                                           an amount equal to interest on such excess at the rate applicable from time to time to overdue corporation tax for the period from the date of contribution to the date of payment pursuant to clause 13.2(C)(i) above.

13.3                                 RB shall procure that Reckitt Benckiser plc shall, to the extent that the same has not been done prior to Completion, give notice to HMRC to the effect that each Indivior Group Company that is party to the Group Payment Arrangement will cease from Completion to be a member of the same group of companies as Reckitt Benckiser plc.

14.                                        Transfer Pricing

14.1                                 In any case in which an Indivior Group Company is the disadvantaged person and a RB Group Company is the advantaged person (in each case within the meaning of section 174(1) TIOPA):

(A)                                        Indivior shall, where required by notice from RB and provided such claim can legally and validly be made, procure that the disadvantaged person shall make a claim in such form as RB may require under, and account for corporation tax in accordance with, section 174(2) TIOPA; and

(B)                                        Indivior shall procure that the disadvantaged person shall pay in accordance with section 196 TIOPA to the advantaged person a sum equal to the amount of any Tax which is or will be saved or reduced (disregarding any Group Relief surrendered to the disadvantaged person) as a result of the claim referred to in clause 14.1(A), such payment not to exceed the “available compensating adjustment” (as that term is defined in section 196(3) TIOPA) and to be made in cleared funds on the date on which the benefit of the claim is received (whether by way of reduction in liability to

Tax or by reduction in any payment required to be made for the surrender of Group Relief, as applicable).

14.2                                 In any case in which a RB Group Company is the disadvantaged person and an Indivior Group Company is the advantaged person (in each case within the meaning of section 174(1) TIOPA):

(A)                                        RB shall, where required by notice from Indivior and provided such claim can legally and validly be made, procure that the disadvantaged person shall make a claim in such form as Indivior may require under, and account for corporation tax in accordance with, section 174(2) TIOPA; and

(B)                                        RB shall procure that the disadvantaged person shall pay in accordance with 196 TIOPA to the advantaged person a sum equal to the amount of any Tax which is or will be saved or reduced (disregarding any Group Relief surrendered to the disadvantaged person) as a result of the claim referred to in clause 14.2(A), such payment not to exceed the “available compensating adjustment” (as that term is defined in section 196(3) TIOPA) and to be made in cleared funds on the date on which the benefit of the claim is received (whether by way of reduction in liability to Tax or by reduction in any payment required to be made for the surrender of Group Relief, as applicable).

14.3                                 If:

(A)                                        any transfer pricing adjustment is made under the provisions of any Tax legislation applicable to a jurisdiction other than the United Kingdom (but excluding the United States) in relation to an arrangement made on or before Completion between any RB Group Company and any Indivior Group Company; and

(B)                                        the effect of that adjustment is to increase the liability to Tax of one party (the “first party”) in relation to that arrangement and to decrease the liability to Tax of the other party (the “second party”) or if the second party could, as a result of the adjustment having been made, make an election or claim which would have the effect of decreasing its liability to Tax without cost to the second party, then the second party shall make such payment to the first party as it determines, acting reasonably, will leave it in no better or worse position, after-Tax, than if its liability to Tax had not been decreased as a result of the relevant adjustment.

15.                                        Worldwide Debt Cap

15.1                                 In this clause 15:

(A)                                        “authorised company” means a company authorised for the purposes of Section 276 or Section 288 of TIOPA (as appropriate);

(B)                                        “relevant period of account” means a relevant period of account for the purposes of Part 7 of TIOPA;

(C)                                        “statement of allocated disallowances” has the meaning ascribed to it in Section 278 TIOPA; and

(D)                                        “statement of allocated exemptions” has the meaning ascribed to it in Section 290 TIOPA.

15.2                                 After Completion, RB shall nominate a RB Group Company to be the authorised company for each relevant period of account beginning before Completion (the “Nominated Authorised Company”).

15.3                                 RB shall procure that each RB Group Company, and Indivior shall procure that each Indivior Group Company, appoints the Nominated Authorised Company as the authorised company for each such relevant period of account.

15.4                                 RB shall procure that the Nominated Authorised Company submits to Indivior for each relevant period of account beginning before Completion a draft statement of allocated disallowances and a draft statement of allocated exemptions prepared in each case on a reasonable basis and consistent with allowing:

(A)                                        subject to clause 15.4(B), the Indivior Group Companies and the RB Group Companies to utilise as far as possible any unrelieved losses carried forward from previous accounting periods;

(B)                                        save as agreed by the parties, the amount of Group Relief that is capable of being surrendered by Indivior Group Companies to RB Group Companies to be approximately $[***]; and

(C)                                        so far as possible and subject to clauses 15.4(A) and 15.4(B), to the extent that a financing expense amount of an Indivior Group Company is to be disallowed, a financing income amount of an Indivior Group Company will be exempted and to the extent that a financing expense amount of a RB Group Company is to be disallowed, a financing income amount of a RB Group Company will be exempted.

15.5                                 RB shall procure that:

(A)                                        the Nominated Authorised Company shall give Indivior no less that 30 days to make comments on the draft statements referred to in clause 15.4;

(B)                                        all reasonable comments of Indivior that relate to the Tax position of the Indivior Group Companies and are consistent with the approach set out in clause 15.4 and that relate to an Indivior Group Company are properly reflected in such statements;

(C)                                        the Nominated Authorised Company submits those statements to HMRC within 12 months of the relevant period of account and promptly on so doing sends copies of the same to Indivior; and

(D)                                        the Nominated Authorised Company promptly sends a copy of any acknowledgement, query or other response relating thereto and received from HMRC to Indivior.

16.                                        Interest

Payments due to be made under this Deed shall, if not paid within 30 days of the due date and except to the extent that the liability giving rise to the payment compensates the recipient for the late payment by virtue of its extending to interest and penalties, carry interest at a rate of [***]% above the base lending rate from time to time of the Bank of England for the period from the date for the period from the date falling 30 days after the due date to the date of actual payment.

17.                                        US Tax Matters Agreement

This Deed governs how certain matters and arrangements relating to Tax in respect of the RB Group and the Indivior Group are to be dealt with following the Demerger (that is to say it does not deal with any matters or arrangements relating to tax of the United States).  Separately, the US Tax Matters Agreement governs how certain matters and arrangements relating to tax of the United States in respect of the RB Group and the Indivior Group are to be dealt with following the Demerger.

18.                                        General

18.1                                 Clauses 21 (Confidentiality), 24 (Notices), 26 (Contracts (Rights of Third Parties) Act 1999), 27 (Miscellaneous) (other than clauses 27.8 (Time of essence) and 27.11 to 27.12 (Termination)) and clause 28 (Governing Law and Jurisdiction) of the Agreement shall apply to this Deed mutatis mutandis as if set out herein (with any necessary consequential changes).

19.                                        Notional end of Tax Period

19.1                                 For the purposes of the provisions of this Deed other than clause 11 (TAX RETURNS) and clause 12 (GROUP RELIEF) the Tax Period of each RB Group Company and each Indivior Group Company current at the time of Completion shall be deemed to end at that time (so that any Event occurring on the same day as, but after the time of, Completion shall be regarded as occurring in another Tax Period).

20.                                        Stamp duty sharing agreement

20.1                                 If Section 75 of the Finance Act 1986 does not apply to the transfer of the RBP Global Shares to Indivior pursuant to the Agreement, the parties agree that:-

(A)                                        unless expressly required or expressly permitted under the Agreement, to the extent that any action or omission (including any failure to act in accordance with the terms of the Agreement or any failure to comply with any reasonable request of RB) of any Indivior Group Company on or after Completion prevents Section 75 of the Finance Act 1986 from applying to the transfer of the RBP Global Shares to Indivior pursuant to the Agreement, then Indivior shall procure the stamping of the stock transfer form effecting such transfer and shall pay the stamp duty arising under Part 1 to Schedule 13 of the Finance Act 1999 in relation to such transfer to the relevant Tax Authority (together with any interest and/or penalties relating thereto); and

(B)                                        in all other cases, RB shall procure the stamping of the stock transfer form effecting such transfer and shall pay the stamp duty under Part 1 to Schedule 13 of the Finance 1999 in relation to such transfer to the relevant Tax Authority (together with any interest and/or penalties relating thereto save to the extent that such interest and/or penalties arise as a result of any action or omission of any Indivior Group Company, in which case such interest and/or penalties shall be payable by Indivior).

IN WITNESS whereof this document has been executed as a deed and has been delivered on the day and year on which it has been dated.

Executed as a deed by	)

Reckitt Benckiser Group plc	)

acting by a director in the presence	)
of:		Director

Witness’s signature:		/s/ S. Panday

Name (print):		Saiqa Panday

Occupation:		Solicitor

Address:		[***]

Executed as a deed by	)

Indivior PLC	)

acting by a director in the presence	)
of:		Director

Witness’s signature:

Name (print):

Occupation:

Address:

IN WITNESS whereof this document has been executed as a deed and has been delivered on the day and year on which it has been dated.

Executed as a deed by	)

Reckitt Benckiser Group plc	)

acting by a director in the presence	)
of:		Director

Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by	)

Indivior PLC	)

acting by a director in the presence	)	/s/ S. Thaxter
of:		Director

Witness’s signature:		/s/ J. Rodriguez

Name (print):		Javier Rodriguez

Occupation:		Chief Legal Officer

Address:		[***]

Appendix 1A

[***]

Appendix 1B

Reckitt Benckiser — Reorganisation of the global Pharma business

[***]

Reckitt Benckiser — Reorganisation of the global Pharma business